EXHIBIT 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into by and between Cano Petroleum Inc., a Delaware corporation with its principal executive offices in Fort Worth, Texas (the “Company”), and Patrick M. McKinney, an individual currently residing in Tarrant County, Texas (“Vice President,” collectively, the “Parties”), effective as of the 9th day of November, 2006 (the “Amendment Effective Date”).

WHEREAS, the Company and Vice President entered into that certain Employment Agreement dated as of June 1, 2006, (the “Agreement”); and

WHEREAS, the Company and Vice President now desire to amend, alter, modify and change the terms and provisions of the Agreement, as follows.

NOW THEREFORE, for and in consideration of the mutual benefits to be obtained hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Company and Vice President do hereby agree to amend, alter, modify and change the Agreement, effective prospectively, as of the Amendment Effective Date as follows:

1.             Each reference to “Vice President” in the Agreement is deleted throughout the Agreement and the term “Senior Vice President” is substituted in place and in lieu thereof.

2.             Section 1. Employment. shall be deleted in its entirety and the following substituted in place and in lieu thereof:

1.             Employment.  The Company hereby employs Senior Vice President in the capacity of Senior Vice President — Engineering and Operations, and Senior Vice President hereby agrees to accept such employment by the Company, upon the terms and conditions stated in this Agreement.

3.             Section 4. (a)  Compensation. shall be deleted in its entirety and the following substituted in place and in lieu thereof:

(a)           Salary:  The Company shall pay Senior Vice President for his services, a base salary, on an annualized basis, of $185,000.00 (One Hundred Eighty-Five Thousand Dollars) per annum for the period from the Effective Date through November 15, 2006, and a base salary, on an annualized basis, of $200,000.00 (Two Hundred Thousand Dollars) per annum for the period beginning on November 16, 2006, which salary shall be payable by the Company in substantially equal installments on the Company’s normal payroll dates.  All applicable taxes on the base salary will be withheld in accordance with applicable federal, state and local taxation guidelines.

4.             Section 4. (c)  Compensation. shall be deleted in its entirety and the following substituted in place and in lieu thereof:

(c)           Bonus: In addition to the base salary described in paragraph 4(a) above, Vice President shall be eligible for periodic cash bonuses in an amount up to 100% of the then base salary and/or stock bonuses at the discretion of the Board of Directors of the Company.

5.             Section 4. (e)  Compensation. shall be deleted in its entirety and the following substituted in place and in lieu thereof:

(e)           Raises:  Vice President may receive periodic increases in the base salary at the discretion of the Board of Directors of the Company, which increased base salary shall become the base salary for purposes of this Agreement.

Except as specifically amended, altered, modified and changed hereby and heretofore, the Agreement remains in full force and effect as originally written.

Signatures

To evidence the binding effect of the covenants and agreements described above, the Parties hereto have executed this Amendment effective as of the date first above written.

THE COMPANY:

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
S. Jeffrey Johnson
Chairman and Chief Executive Officer

VICE PRESIDENT:

/s/ Patrick M. McKinney
Patrick M. McKinney